Exhibit 23.1




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS





     We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-37072) and related prospectus of Genentech, Inc., for the registration of 13,034,618 shares of its common stock, and to the incorporation by reference therein of our reports dated January 17, 2001, with respect to the consolidated financial statements of Genentech, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2000, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


Palo Alto, California
March 9, 2001



                                                       /s/ Ernst & Young LLP